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                                                              Exhibit 8.1


BYL Bancorp
18206 Imperial Highway
Yorba Linda, CA 92885


DNB Financial
7710 Limonite Avenue, Suite M
Riverside, CA 92509


RE:  REGISTRATION STATEMENT ON FORM S-4
     BYL BANCORP
     FEDERAL INCOME TAX CONSEQUENCES
     ----------------------------------


We have acted as accountants to BYL Bancorp and DNB Financial in connection with the preparation of the Joint Proxy Statement included within the Registration Statement on Form S-4, filed with the United States Securities and Exchange Commission. In that capacity, we hereby confirm to you our opinion as set forth under the caption "The Merger - Certain Federal Income Tax Consequences".

We hereby consent to the use of our name in the Prospectus under the heading "The Merger - Certain Federal Income Tax Consequences".


                                      /s/ Vavrinek, Trine, Day & Co. LLP

February 25, 1998
Laguna Hills, California